SUB-ADMINISTRATION AGREEMENT

This Sub-Administration Agreement (“Agreement”) dated and effective as of June  , 2025, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), and GoldenTree Asset Management Credit Advisor LLC, a Delaware limited liability company (the “Administrator”).

WHEREAS, the Administrator has entered into an administration agreement with GoldenTree Opportunistic Credit Fund (the “Fund”), a closed-end management investment company that is operated as an interval fund and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”), concerning the provision of administrative services for the Fund; and

WHEREAS, to assist the Administrator in providing services to the Fund, the Administrator desires to retain the Sub-Administrator to furnish certain administrative services to the Fund, and the Sub-Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.  APPOINTMENT OF ADMINISTRATOR

The Administrator hereby appoints the Sub-Administrator to act as administrator to the Fund for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein.

2.  DELIVERY OF DOCUMENTS

The Administrator will promptly deliver to the Sub-Administrator copies of each of the following documents with respect to the Fund and/or the Administrator and all future amendments and supplements, if any:

a.	The Fund’s Declaration of Trust and By-laws (“Governing Documents”);

b.

The Fund’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund and all amendments and supplements thereto as in effect from time to time;

c.

Copies of the resolutions of the managing member of the Administrator certified by the Administrator’s Secretary or other authorized personnel authorizing (1) the Administrator to enter into this Agreement and (2) certain individuals on behalf of the Administrator to (a) give instructions to the Sub-Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

Information Classification: Confidential

d.	A copy of the Administration Agreement and any other service agreements between the Fund and the Administrator; and

e.	Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.  REPRESENTATIONS AND WARRANTIES OF THE SUB-ADMINISTRATOR

The Sub-Administrator represents and warrants to the Administrator that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Sub-Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.

4.  REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Sub-Administrator that:

a.	It is a limited liability company, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its Governing Documents to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

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Information Classification: Confidential

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it; and

f.

Where information provided by the Administrator, the Fund or the Fund’s Investors includes information about an identifiable individual (“Personal Information”), the Administrator represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Sub-Administrator, and as required for the Sub-Administrator to use and disclose such Personal Information in connection with the performance of the services hereunder. The Administrator acknowledges that the Sub-Administrator may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Administrator or the Fund, including the United States and that information relating to the Fund, including Personal Information may be accessed by national security authorities, law enforcement and courts. The Sub-Administrator shall be kept indemnified by and be without liability to the Administrator or Fund for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

g.	With respect to the Fund:

1)	The Fund is a closed-end management investment company that is operated as an interval fund, duly organized, existing and in good standing under the laws of its state of formation;

2)	The Fund is an investment company properly registered with the SEC under the 1940 Act;

3)	The registration statement under the 1933 Act and 1940 Act has been filed by the Fund and is effective and will remain in effect during the term of this Agreement;

4)	As of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Fund offers or sells its shares have been made; and

5)	As of the close of business on the date of this Agreement, the Fund is authorized to issue shares of beneficial interest.

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Information Classification: Confidential

5.  SUB-ADMINISTRATION SERVICES

The Sub-Administrator shall provide the services as listed on Schedule A, subject to the supervision, authorization and direction of the Administrator or the Fund and, in each case where appropriate, the review and comment by the Administrator’s or the Fund’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Administrator and the Sub-Administrator.

The Sub-Administrator shall perform such other services for the Administrator that are mutually agreed to by the parties in writing from time to time, for which the Administrator will pay such fees as may be mutually agreed upon in writing, including the Sub-Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Sub-Administrator shall provide the office facilities and the personnel reasonably determined by it to perform the services contemplated herein.

6.  COMPENSATION OF SUB-ADMINISTRATOR; EXPENSE REIMBURSEMENT; FUND EXPENSES

The Sub-Administrator shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Administrator and the Sub-Administrator.

The Administrator agrees promptly to reimburse the Sub-Administrator for any equipment and supplies specially ordered by or for the Fund through the Sub-Administrator and for any other expenses not contemplated by this Agreement that the Sub-Administrator may incur on the Administrator’s or Fund’s behalf or at the Administrator’s or Fund’s request or with the Administrator’s or Fund’s consent. Any such equipment or supplies specially ordered shall be documented in writing between the parties.

The Administrator will bear all expenses that are incurred in its operation of the Fund and not specifically assumed by the Sub-Administrator. For the avoidance of doubt, Fund expenses not assumed by the Sub-Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-PORT, Form N-PX, Form N-CEN, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Sub-Administrator under this Agreement); cost of any services contracted for by the Administrator or the Fund directly from parties other than the Sub-Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to meetings of the Fund’s Board of Trustees (“Board”), including fees and expenses of Board members; the salary and

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Information Classification: Confidential

expenses of any officer, director\trustee or employee of the Fund; costs of Preparation, printing, distribution and mailing, as applicable, of the Fund’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Fund’s tax returns, Form N-2, Form N-CSR, Form N-PORT, Form N-PX, Form N-MFP and Form N-CEN, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund’s net asset value.

7.  INSTRUCTIONS AND ADVICE

At any time, the Sub-Administrator may apply to any officer of the Administrator or the Fund or his or her designee for instructions or the independent accountants for the Administrator or the Fund, with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement. The Sub-Administrator shall be entitled to rely on and may act upon advice of counsel for the Administrator or the Fund on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

Other than with respect to fraud or willful misconduct of the Sub-Administrator, its officers or employees, the Sub-Administrator shall not be liable, and shall be indemnified by the Fund, for any action taken or omitted by it in good faith in reasonable reliance upon any such instructions or upon any certificate or instrument which it reasonably believes by it to be genuine and to have been signed by the proper person or persons in conformity with security procedures established by the Sub-Administrator from time to time. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Administrator or the Fund. Nothing in this section shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.  LIMITATION OF LIABILITY AND INDEMNIFICATION

The Sub-Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers. The Sub-Administrator shall have no liability in respect of any loss, damage or expense suffered by the Administrator insofar as such loss, damage or expense arises from the performance of the Sub-Administrator’s duties hereunder in reasonable reliance upon records that were maintained for the Administrator or the Fund by entities other than the Sub-Administrator prior to the Sub-Administrator’s appointment as sub-administrator for the Administrator. The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence, bad faith, fraud or willful misconduct of the Sub-Administrator, its officers or employees. Neither the Administrator nor the Sub-Administrator shall be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby

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Information Classification: Confidential

excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Sub-Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the services performed under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Administrator. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Sub-Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Sub-Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2025 shall be the date of this Agreement through December 31, 2025, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2026 and terminating on December 31, 2026, shall be the date of this Agreement through December 31, 2025, calculated on an annualized basis.

The Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Administrator shall indemnify and hold the Sub-Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel (“Losses”), incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with the Sub-Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Administrator or the Fund or upon reasonable reliance on information or records given or made by the Administrator or the Fund or the Fund’s investment adviser, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers or employees in cases of its or their own gross negligence, bad faith, fraud or willful misconduct.

Subject to the exclusions and limitations of liability set forth in this Section 8, the Sub-Administrator shall indemnify the Administrator against any direct Losses incurred by the Administrator, in each case to the extent such Losses result from the gross negligence, bad faith, fraud or willful misconduct of the Sub-Administrator in the discharge of its duties under this Agreement.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.  CONFIDENTIALITY

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall

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Information Classification: Confidential

be treated as confidential. Subject to Section 10 below, all confidential information provided under this Agreement by the Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Sub-Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

10.  USE OF DATA

(a)  In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Sub-Administrator (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Administrator or the Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Administrator and the Sub-Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b)  Subject to paragraph (d) below, the Sub-Administrator and/or its Affiliates may use any Confidential Information of the Fund (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Administrator and the Sub-Administrator or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Fund to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of the Sub-Administrator and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Fund, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Sub-Administrator publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.

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Information Classification: Confidential

(c)  The Administrator acknowledges that the Sub-Administrator may seek to realize economic benefit from the publication or distribution of the Indicators.

(d)   Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of the Sub-Administrator and its Affiliates under this Agreement and applicable law. The Sub-Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

11.  COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Administrator acknowledges that the Administrator and Fund assume full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to each respectively, provided, however, that the foregoing does not limit the Sub-Administrator’s responsibility to the Fund for the performance of its duties under this Agreement as determined in accordance with Section 8 of this Agreement.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains for the Administrator shall at all times remain the property of the Administrator, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. The Sub-Administrator further agrees that all records that it maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Sub-Administrator. In the event that the Sub-Administrator is requested or authorized by the Administrator, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Administrator or Fund by state or federal regulatory agencies, to produce the records of the Administrator or Fund or the Sub-Administrator’s personnel as witnesses or deponents, the Administrator agrees to pay the Sub-Administrator for the Sub-Administrator’s services and expenses, as well as the fees and expenses of the Sub-Administrator’s counsel incurred in such production.

12.  SERVICES NOT EXCLUSIVE

The services of the Sub-Administrator are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Administrator or the Fund from time to time, have no authority to act or represent the Administrator or the Fund in any way or otherwise be deemed an agent of the Administrator or the Fund.

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Information Classification: Confidential

13.  EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending June  , 2026 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within sixty (60) days’ written notice of such breach, or such other time period as may be agreed between the parties hereto in writing (of which an agreement by e-mail shall suffice), or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Fund, the Administrator shall pay Sub-Administrator its compensation due and shall reimburse Sub-Administrator for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Sub-Administrator shall deliver the Fund’s records as set forth herein.

In the event of: (i) the Administrator’s termination of this Agreement for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Sub-Administrator is not retained to continue providing services hereunder to the Administrator (or its respective successor), the Administrator shall pay the Sub-Administrator its compensation as may be due under the terms hereof as of the date of such termination and shall reimburse the Sub-Administrator for its costs, expenses and disbursements already incurred. Upon receipt of such payment and reimbursement, the Sub-Administrator will deliver the Fund’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such (a) the liquidation or dissolution of the Fund and distribution of the Fund’s assets as a result of the Board’s determination in its reasonable business judgment that the Fund is no longer viable (b) a merger of the Fund into, or the consolidation of the Fund with, another entity, or (c) the sale by the Fund of all, or substantially all, of the Fund’s assets to another entity, in each of (b) and (c) where the Sub-Administrator is retained to continue providing services to the Fund (or its respective successor) on substantially the same terms as this Agreement.

14.  DELEGATION

a.,

The Sub-Administrator shall have the right, without the consent or approval of the Administrator, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein other than services required by applicable law to be performed by the Sub-Administrator (each, a “Delegate” and collectively, the “Delegates”), without the consent or approval of the Administrator. The Sub-Administrator shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Sub-Administrator had provided such services and committed such acts and omissions itself. Unless otherwise agreed in a Fee Schedule, the Sub-Administrator shall be responsible for the compensation of its Delegates.

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Information Classification: Confidential

b.,

The Sub-Administrator will provide the Administrator with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Sub-Administrator that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Administrator may reasonably request from time to time.

c.,

[With respect to the Fund Administration Tax Services as set forth on Schedule A2 attached hereto, the Administrator acknowledges and agrees to execute and deliver to the Sub-Administrator a tax delegation consent in the form set forth as Schedule A2(i) hereto, with such changes as the Sub-Administrator may require from time to time. While the parties anticipate that such consent will be valid as long as the Agreement remains in effect, in the event the Fund revokes its consent at any time or does not provide its consent as required hereunder, the Administrator acknowledges and agrees that the Sub-Administrator may, without liability or prior notice, cease performing any or all of the Fund Administration Tax Services and may renegotiate the fees the Sub-Administrator charge for such Fund Administration Tax Services.1]

d.,

Nothing in this Section 14 shall limit or restrict the Sub-Administrator’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

15.  INTERPRETIVE AND ADDITIONAL PROVISIONS

In connection with the operation of this Agreement, the Sub-Administrator and the Administrator may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Fund’s Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

16.  NOTICES

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Administrator:

[1]	Remove paragraph if Fund Administration Tax Services are not being provided.

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Information Classification: Confidential

GoldenTree Asset Management Credit Advisor LLC

300 Park Avenue, 21st Floor

New York, NY 10022

Attn: Chief Financial Officer

Telephone: +1 212-847-3546

Email: wzhong@goldentree.com

If to the Sub-Administrator:

STATE STREET BANK AND TRUST COMPANY

1 Congress Street

Boston, MA 02114-2016

Attention: [unit head or department head]

Telephone: 617-*[662/985-]

Email:

with a copy to:

STATE STREET BANK AND TRUST COMPANY

Legal Division – Global Services Americas

1 Congress Street

Boston, MA 02114-2016

Attention: Senior Vice President and Senior Managing Counsel

17.  AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

18.  ASSIGNMENT

This Agreement may not be assigned by (a) the Administrator without the written consent of the Sub-Administrator or (b) the Sub-Administrator without the written consent of the Administrator, except that the Sub-Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to an affiliate of the Sub-Administrator.

19.  SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Sub-Administrator and their respective successors and permitted assigns.

20.  DATA PROTECTION

The Sub-Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information

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Information Classification: Confidential

of the Fund’s shareholders, employees, directors and/or officers that the Sub-Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

21.  ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

22.  WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

23.  SEVERABILITY

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

24.  GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

25.  REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction

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Information Classification: Confidential

shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

26.  COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of page intentionally left blank.]

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Information Classification: Confidential

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

GOLDENTREE ASSET MANAGEMENT CREDIT ADVISOR LLC

By:

Name:

Title:

STATE STREET BANK AND TRUST COMPANY

By:

Name:

Title:

State Street: Select Classification Level
A-1
Information Classification: Confidential

SUB-ADMINISTRATION AGREEMENT

SCHEDULE A

LIST OF SERVICES

State Street: Select Classification Level
B-1
Information Classification: Confidential